EXHIBIT 12

           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in thousands)

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                                                         Three Months ended June 30,          Six Months ended June 30,
                                                       ------------------------------      ------------------------------

                                                           1998            1997                1998            1997
                                                       -------------   --------------      --------------  --------------

    Net income                                            $35,005          $14,677            $52,189         $31,790

    Add:
      Portion of rents representative
        of the interest factor                                133              105                246             194
      Interest on indebtedness                             25,736           19,769             48,561          38,919
                                                       -------------   --------------      --------------  --------------
        Earnings                                          $60,874          $34,551           $100,996         $70,903
                                                       =============   ==============      ==============  ==============

    Fixed charges and preferred stock dividend:
      Interest on indebtedness                            $25,736          $19,769            $48,561         $38,919
      Capitalized interest                                    777              721              1,312           1,230
      Portion of rents representative
        of the interest factor                                133              105                246             194
                                                       -------------   --------------     --------------  --------------
         Fixed charges                                     26,646           20,595             50,119          40,343
                                                       -------------   --------------     --------------  --------------
    Add:
      Preferred stock dividend                              5,653            3,611             11,303           6,039
                                                       -------------   --------------     --------------  --------------

         Combined fixed charges and
         preferred stock dividend                         $32,299          $24,206            $61,422         $46,382
                                                       =============   ==============     ==============  ==============

    Ratio of earnings to fixed charges                       22.8x            1.68x              2.02x           1.76x

    Ratio of earnings to combined fixed charges
         and preferred stock dividend                        1.88             1.43               1.64            1.53


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